Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-100282, 333-109020 and 333-131698), and in the related prospectuses, of First Reliance Bancshares, Inc. of our report, dated March 21, 2007, relating to the consolidated balance sheets of First Reliance Bancshares, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 10-K of First Reliance Bancshares, Inc.

/s/ ELLIOTT DAVIS, LLC

Columbia, South Carolina
March 21, 2007